EXHIBIT 3
                                                                       ---------

                               EXIDE TECHNOLOGIES
                             13000 DEERFIELD PARKWAY
                                  BUILDING 200
                            ALPHARETTA, GEORGIA 30004


                               September 18, 2006

Tontine Capital Partners, L.P.
c/o Tontine Capital Management L.L.C.
55 Railroad Avenue, 1st Floor
Greenwich, Connecticut 06830
Attn:  Joseph V. Lash

                           Re:      Standby Purchase Agreement
                                    --------------------------

Ladies and Gentlemen:

          This letter is written in connection with the Standby Purchase Agreement dated as of June 28, 2006, as amended on August 1, 2006 (the "Agreement"), by and among Exide Technologies ("Exide"), Tontine Capital Partners, L.P. ("Tontine"), Legg Mason Investment Trust, Inc. and Arklow Capital, LLC. This letter is written to confirm Exide and Tontine's intentions and understandings with regards to certain provisions of the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

          1. Election or Appointment of Exide Director. Section 9(b) of the Agreement, among other things, provides that the obligations of Tontine to consummate the transactions contemplated by the Agreement are conditioned on the election or appointment on or prior to the Closing Date of two nominees of Tontine to Exide's Board of Directors who are reasonably acceptable to Exide's Board of Directors. Tontine has successfully nominated one candidate on or prior to the Closing Date, which nominee has been approved by Exide's Board of Directors, subject to the closing of the transactions contemplated by the Agreement. Exide agrees that until December 31, 2006 it will promptly submit to its Board of Directors for review and consideration additional nominees Tontine presents to Exide for the election or appointment of a second Tontine nominee to Exide's Board of Directors. Such nominee will be so elected or appointed subject to such nominee being reasonably acceptable to Exide's Board of Directors.

          2. Waiver of Closing Condition. In consideration of the foregoing, Tontine hereby agrees to waive the closing conditions set forth in Section 9(b) of the Agreement, as such conditions apply to the election or appointment of a second Tontine nominee to Exide's Board of Directors prior to the Closing Date.

          3. Miscellaneous. This letter agreement is binding on and enforceable against Exide and Tontine notwithstanding any contrary provisions in the Agreement, and in the event of a conflict between the provisions of this letter agreement and the Agreement, the provisions of this letter agreement shall control. This letter agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement.

                                    * * * * *

         If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this letter agreement.



                                          EXIDE TECHNOLOGIES


                                          By:  /s/ Francis M. Corby, Jr.
                                              ----------------------------------
                                          Name: Francis M. Corby, Jr.
                                          Title:  Executive Vice President and
                                          Chief Financial Officer





ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

TONTINE CAPITAL PARTNERS, L.P.

By:  TONTINE CAPITAL MANAGEMENT, L.L.C., its general partner



By:  /s/  Jeffrey L. Gendell
    ----------------------------------
Name:  Jeffrey L. Gendell
Title:  Managing Member